Exhibit (e)(4)

EXHIBIT C

FORESIDE FINANCIAL SERVICES, LLC

DEALER AGREEMENT

Re: Rimrock Funds Trust	Date:

Ladies and Gentlemen:

As the distributor of the shares of beneficial interest (“Shares”) of Rimrock Funds Trust (the “Fund”), [DISTRIBUTOR NAME] (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions. In this agreement, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words and “Dealer” refer to the dealer executing this agreement, including its “associated persons,” as such term is defined under applicable rules of the Financial Industry Regulatory Authority (“FINRA”).

1. Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement (including, without limitation, that you are duly registered as a broker- dealer with the Securities and Exchange Commission (the “SEC”), and that you are a member in good standing of FINRA and the Securities Investor Protection Corporation (“SIPC”). You agree that it is your responsibility to determine the suitability of any Shares as investments for your customers, and that neither we nor the Fund have any responsibility for such determination. You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Shares. In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes. You agree that you will at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Fund.

2. Qualification of Shares. The Fund will make available to you a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. You will make offers of Shares of the Fund to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares of the Fund in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3. Orders. All orders you submit for transactions in Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the Fund prospectus (the “Prospectus,” which for purposes of this Agreement includes the Statement of Additional Information incorporated therein). As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding. Subject to the terms and conditions set forth in the Fund’s Prospectus and any operating procedures and policies established by us or the Fund (directly or through the Fund’s transfer agent) from time to time, you are hereby authorized to place your orders directly with the Fund for the purchase of Shares. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares. You are not authorized to make any representations concerning Shares of the Fund except such representations as are contained in the Prospectus of the Fund and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to the Fund. All orders that are accepted for the purchase of Shares shall be executed at net asset value per Share on the relevant subscription date, as described in the Prospectus.

You certify that all orders for the purchase, exchange or redemption of Shares transmitted by you to Northern Trust Company ("NT”), as the transfer agent for the Fund, will be in compliance with all applicable rules and regulations. Specifically, you certify that you will transmit to NT only those purchase, exchange and redemption orders ("Orders") for the Fund which are received by you or your agent from the shareholder before the Fund's net asset value is calculated as specified in the Prospectus (generally 4:00 p.m. Eastern Standard Time). In the alternative, you certify that if such Orders are received by you or your agent from the shareholder after the Fund's net asset value is calculated as specified in the Prospectus (generally 4:00 p.m. Eastern Standard Time), then you shall transmit such Orders with instructions indicating that such Orders shall receive the next day's net asset value as specified in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to the Fund without our prior written approval, but you may identify the Fund in a listing of funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases Shares of the Fund from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to the Fund and prepared by or on behalf of the Fund or us. You shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws (including, if applicable, Rule 10b-10 under the Securities Exchange Act of 1934, as amended).

5. Sales Charges and Concessions. On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. The Fund reserves the right to waive any sales charges. You represent that you are eligible to receive any such sales charges and concessions paid to you under this section.

6. Transactions in Shares. With respect to all orders you place for the purchase of the Fund’s Shares, unless otherwise agreed, settlement shall be made with the Fund within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Fund or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to the Fund caused by any order placed by you on an “as-of” basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and /or to us prior to the Fund’s acceptance of any such order.

7. Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Fund and you agree to indemnify and hold harmless all persons, including us, the Fund, and the Fund’s transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Order Processing. In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Rule 2010 and other applicable rules and regulations), you represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share (“NAV”); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase. You represent that you will be responsible for the collection and payment to the Company of any Redemption Fees based upon the terms outlined in the Company’s prospectus.

9. Indemnification. You agree to indemnify and hold harmless us and our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplemental marketing materials provided to you by us (and used by you on the terms and for the period specified by us or stated in such marketing materials), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

10. Multi-Class Distribution Arrangements. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

11. Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 the Bank Secrecy Act (“BSA”), and any special measures imposed by the U.S. Department of the Treasury pursuant to the BSA (the “Special Measures”)(collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Fund to ensure compliance with AML Laws. You also agree to provide for screening your own new and existing customers against the Office of Foreign Assets Control (“OFAC”) list and any other government list that is or becomes required under the AML Acts. You and your affiliates will take steps reasonably designed to maintain confidentiality of Suspicious Activity Reports ("SARs"), SAR filings, and the information contained in SARs as required under the BSA and shall decline to produce a SAR or disclose a SAR that has been prepared or filed to any party unaffiliated with the filing entity except as permitted under the BSA.

You hereby represent, covenant and warrant to us that none of your employees who are authorized in connection with their employment to transact business with us in accounts in your name, in any nominee name maintained for you, or for which you serve as financial institution of record are designated or targeted under any of the Sanctions or Special Measures and that no transactions placed in any such accounts by any of your authorized employees will contravene any of the Sanctions or Special Measures; (ii) as the Sanctions or Special Measures are updated, you shall periodically review them to confirm that none of your employees that are authorized to transact business with us are designated or targeted under any of the Sanctions or Special Measures; and (iii) You, including any of your affiliates, do not maintain offices in any country or territory to which any of the Sanctions or Special Measures prohibit the export of services or other dealings. You agree to notify us or NT promptly when and if you learn that the establishment or maintenance of any account holding, or transaction in or relationship with a holder of, Fund shares pursuant to this Agreement violates or appears to violate any of the Sanctions or Special Measures.

12. Privacy. The parties agree that any non-public personal information, defined in Regulation S-P (“Reg S-P”) of the SEC and the California Consumer Protection Act (together, the “Privacy Laws”), that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with the Privacy Laws and that it will not disclose any Non- Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law. You agree to implement and maintain policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to prevent any unauthorized or improperly altered orders for Fund Shares. You will use reasonable business practices for IT security, including but not limited to maintenance of a written information security program; use of anti-malware, anti-virus, and firewall systems; encryption of personal data; access and file controls that reasonably restrict access to personal data; disaster recovery measures; risk assessment and at least annual program review; and employee training. You agree to reasonably cooperate with the Fund’s cybersecurity program and confirm on at least an annual basis that it is complying with the foregoing requirements. You will promptly inform the Fund of any known breach in your information security program that results in disclosure of data or information received from or provided to the Fund or its transfer agent.

13. Distribution and/or Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Board pursuant to Rule 12b- 1 under the Investment Company Act of 1940 (the “1940 Act”), we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix B or such other form as may be approved from time to time by the Funds’ Board (the “Fee Agreement”) such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

14. Shareholder Servicing Fee. The Fund has adopted a Shareholder Servicing Plan by which Authorized Service Providers may receive a fee for providing certain services to their customers who own Shares of the Fund. If applicable, you agree to enter into a separate Shareholder Services Agreement with the Fund.

15. Amendments. This agreement may be amended from time to time by the following procedure. We will send (via email is permissible) a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

16. Termination. This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent. This agreement may be terminated by either party, without penalty, upon ten days’ prior written notice to the other party. Dealer’s expulsion from FINRA will automatically terminate this agreement without notice. Dealer’s suspension from FINRA or Dealer’s violation of Applicable Laws will terminate this agreement effective upon the date of Distributor’s mailing notice to Dealer of such termination. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

17. Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Dept., or at such other address as we may designate in writing. All notices and other communication to you shall be sent to you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

18. Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

19. Shareholder Information. The Dealer executing this agreement agrees to comply with the requirements set forth on Appendix C attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

20. Directed Brokerage Prohibitions. The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this agreement. The Distributor also agrees that it will not directly or indirectly compensate the Dealer executing this agreement in contravention of Rule 12b-1(h) of the 1940 Act.

21. Assignment. This agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other parties, except that we may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Company without obtaining your written consent. For the avoidance of doubt, the parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

22. Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This agreement has been negotiated and executed by the parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

FORESIDE FINANCIAL SERVICES, LLC

By: _________________________________________
Insert Name: __________________________________
Title: ________________________________________

Agreed to and Accepted:
____________________________________________ [Insert Dealer Name]

By: _________________________________________
Print Name: ___________________________________
Title: ________________________________________
Address of Dealer:
_________________________________________________________________
_________________________________________________________________

Operations Contact:
Name: _______________________________________
Phone: ______________________________________
Email: _______________________________________

C-7